Exhibit 4
                                                                       ---------
                           L O A N   A G R E E M E N T

This Loan Agreement (hereinafter; the "Agreement") is made as of the 30th day of August, 2005, (hereinafter; the "Signing Date") between UNITED MIZRAHI BANK LTD., a banking institution duly incorporated and existing under the laws of the State of Israel, 7 Zabotinsky Street, Ramat Gan ISRAEL, (hereinafter; the "Bank") and GMM Capital LLC, a company duly incorporated and existing under the laws of the State of Delaware, U.S.A., having its registered office at 689 Fifth Avenue, New York, New York (hereinafter; the "Borrower").

WHEREAS, the Borrower is a holding company having, as of the Signing Date, assets in the aggregate amount of not less than $100,000,000 (One Hundred Million US Dollars).

WHEREAS, on August 15, 2005 the Borrower entered into a share purchase agreement with Sara Lee International Corporation ("SLIC"), a Maryland corporation, a copy of which is attached hereto as Appendix A, for the purchase of 4,256,537 (Four Million Two Hundred and Fifty Six Thousand Five Hundred and Thirty Seven) ordinary shares (hereinafter, the "Delta Shares") of Delta Galil Industries Ltd., a public Israeli Company (company number 520025602), (hereinafter, "Delta") for a price per share of $6.50 (Six US Dollars and Fifty Cents), the closing of which (the "Closing") shall take place not later than August 30, 2005 ("The SLIC Agreement").

WHEREAS, Delta is listed for public trading on both the Tel Aviv Stock Exchange ("TASE") and the Nasdaq Stock Market ("NASDAQ"), and its shares, including the Delta Shares, are duly registered and freely tradable pursuant to an effective registration statement on both TASE and NASDAQ.

WHEREAS the Borrower has requested that the Bank grant it a loan for the leveraged financing of the Delta Shares in an amount not to exceed 70% (seventy per cent) of the aggregate purchase price and overall amounts payable by the Borrower on account of the Delta Shares which is, in the aggregate, the amount of US$19,367,243.35 (Nineteen Million Three Hundred and Sixty Seven Thousand Two Hundred and Forty Three United States Dollars and Thirty Five Cents), payable with interest, commissions and expenses in accordance with the terms and conditions set forth below (hereinafter; the "Loan");

WHEREAS the Bank is prepared to grant the Borrower the Loan upon the terms and conditions hereinafter stipulated;

NOW, THEREFORE, IT IS HEREBY AGREED AND DECLARED BETWEEN THE PARTIES AS
FOLLOWS:

1. The Preamble hereto and the representations contained therein constitute an integral part hereof and the parties enter into this Agreement in reliance thereon.

2. Subject to the conditions set forth herein, the Bank hereby agrees to grant to the Borrower and the Borrower hereby agrees to borrow from the Bank, the Loan the principal of which is in the aggregate amount of US$19,367,243.35 (Nineteen Million Three Hundred and Sixty Seven Thousand Two Hundred and Forty Three United States Dollars and Thirty Five Cents) (the "Principal") payable with interest, commissions and expenses in accordance with the terms and conditions set forth below.

3. (a) The Bank shall make the Loan available to the Borrower upon Closing of the Agreement with SLIC; provided that:

               (i) the obligations and conditions set forth in Clauses 9 and 10 hereof have been fulfilled to the satisfaction of the Bank prior to and upon the Closing, and

               (ii) that none of the Events of Default set forth in Clause 11 shall have occurred, and

               (iii) that all the representations, warranties and covenants set forth herein shall be valid, binding and accurate.

               The date on which the conditions specified in Clause 3 (a) (i) -
               (iii) shall occur shall be referred to hereinafter as the "Effective Date".

         (b) The Loan shall be deemed to have been made available and granted to the Borrower upon the crediting of account number 122222 maintained at the 495 branch of the Bank (the "Account") in the aggregate amount of the Principal.

         (c) The Principal may not be withdrawn by the Borrower from the Account without the prior written consent of the Bank and then, only for the purchase of the Delta Shares. The Bank shall not be required to release or enable the use of any of the funds in the Account unless it has been provided with assurances which are satisfactory to the Bank, in its sole discretion, that the full amount of the Principal shall only be used for the purchase of the Delta Shares in accordance with the terms hereof and only after the deposit in the Account by the Borrower of the difference between the Principal and the aggregate purchase price of the Delta Shares, in the amount of not less than US$8,300,247.15 (Eight Million Three Hundred Thousand Two Hundred and Forty Seven United States Dollars and Fifteen Cents) (the "Equity Purchase Price"). The Bank may also determine the manner of enabling the Borrower to withdraw funds from the Account as it deems appropriate to ascertain that the Principal and the Equity Purchase Price, such as to require the Borrower to effect a wire transfer to the Sara Lee Account (as defined below) or to draw a Cashier's Check to the order of Sara Lee International Corporation.

         (d) The Loan shall be provided for an 84 (eighty four) month period, and shall be repaid in accordance with the provisions set forth below.

4.       (a)   On August 29, 2005, the Borrower paid to the Bank an amount equal to 0.25% (Point twenty five per cent) of the Principal in the aggregate amount of $48,418 (Forty Eight Thousand Four
               Hundred and Eighteen US Dollars) which is non-refundable and not contingent on the occurrence of any event or the provision of the Loan by the Bank to the Borrower and was paid solely as an incentive to the Bank to agree to execute and deliver this Agreement for the grant of the Loan to the Borrower in accordance herewith.

         (b)   The Borrower shall repay the Principal to the Bank as follows:

               (i) during the first 12 month period following the Effective Date, no payment on account of the Principal shall be required unless otherwise provided for hereunder.

               (ii) following the first 12 month period, the Principal shall be repaid to the Bank in 24 (twenty four) equal, successive, quarterly payments, on the last day of every calendar quarter. Any outstanding and unpaid Principal shall be repaid to the Bank by the Borrower not later than August 30, 2012.

5.      (a)    The Borrower shall pay interest as calculated on a daily
               basis by the Bank on the outstanding balance of the Loan including without limitation the outstanding Principal and any due but unpaid commissions, interest or expenses at a rate
               (hereinafter the "Interest Rate") of LIBOR + 2.5% (Two Point
               Five per cent) per annum (the "Interest");

               In the event the Delta Shares are removed or otherwise cease to be listed for trade on either NASDAQ or TASE (a "Delisting Event"), and, as a result of such Delisting Event, the average daily trading volume of the shares of Delta on the remaining exchange market, as calculated over the 30 (thirty) day period following or any time thereafter such Delisting Event is below NIS 500,000 (Five Hundred Thousand New Israeli Shekels), the Bank shall be entitled, by written notice, to:

               (i) increase the Interest Rate up to LIBOR + 4% (Four per cent) for such period of time until the Borrower provides additional collateral to the Bank as specified in sub-paragraph (ii) below ; or,

               (ii) require the Borrower to provide to the Bank additional collateral and security for the repayment of the Loan and any other payment hereunder or under the Ancillary Agreements, as the Bank may deem appropriate.

         (b) The Interest shall be payable on the last day of every calendar quarter following the Effective Date (hereinafter; the "Loan Interest Payment Date"). The first Loan Interest Payment Date shall be September 30, 2005.

         (c) The Interest Rate in respect of the principal amount and any due and unpaid Interest and other accruals (if any) on the Loan shall be determined once every three months in advance, depending on availability, by reference to the LIBOR, on the respective Date of Determination, as hereinafter defined, and shall be calculated on the balance thereof from time to time outstanding during the next period of three months (each such period hereinafter; a "Loan Interest Period").

         (d) For the purpose of determining and calculating the Interest Rate, "LIBOR" shall mean the annual rate of interest on the Date of Determination offered in the London Interbank Market for deposits in US Dollars for a period equal to the Loan Interest Period as used by the Bank in the ordinary course of business and as determined by the Bank in its sole discretion.

         (f) "Date of Determination" shall mean the Business Days prior to the commencement of any Loan Interest Period.

         (g) For the purposes hereof, the term "Business Day" shall mean a day of the year other than a Saturday or Sunday or a day on which banks in Israel or London are authorized or required to remain closed.

         (h) All computations of interest hereunder including, without limitation, the Interest, shall be made by the Bank on the basis of a 360 day (90 day quarters) year, for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable

         (i) Whenever any payment to be made hereunder shall be stated to be due, or whenever the last day of any Loan Interest Period would otherwise occur on a day other than a Business Day, such payments shall be made, and the last day of such Loan Interest Period shall occur, on the next succeeding Business Day. Any such change in time of payment shall be taken into account in the computation of payment of interest.

6.       (a)   Giving not less than 30 (thirty) Business Days' prior written notice, the Borrower may prepay all or any part of the Principal on any Loan Interest Payment Date or all, subject to the payment of a penalty, equal to (i) the difference between the Bank's cost of funds at the repayment date and the Interest Rate at that time, multiplied by the principal amount being prepaid and multiplied further by the (average) remaining period of the Loan granted; plus (ii) a fixed fee at the rate of 0.2% flat of the amount of Principal that has been repaid on the prepayment date.
               Each prepayment made pursuant to this Agreement may not be borrowed again hereunder and any notice of prepayment given by the Borrower shall be irrevocable and the Borrower shall be bound to prepay in accordance with such notice. An example of the calculation of the foregoing penalty is as set forth in Schedule A attached hereto.

         (b) Whenever the Borrower is overdue in repaying any of the payments due and payable by it under this Agreement, the Bank shall charge the Borrower with respect to any such overdue payment, in addition to the Interest, interest with arrears at two percent (2%) above the Interest Rate determined pursuant to Clause 5 herein for the first 30 (thirty) days the payment is overdue and at five percent (5%) above the Interest Rate determined pursuant to Clause 5 herein for the period thereafter. Interest with Arrears may be capitalized by the Bank periodically once every month, as determined by the Bank at its sole discretion.

7.       (a)   The Borrower's obligation to repay the Principal, any amount of
               Interest and/or commissions and/or other amounts in connection with the Loan shall be absolute and unconditional, regardless of any law, regulation or decree now or hereafter in effect in any country or other jurisdiction (including, without limitation, restrictions on payments in any currency) which might render invalid or unenforceable, or otherwise alter or affect in any manner, any of the terms and conditions of the Loan granted pursuant to this Agreement or any rights or obligations hereunder, and all payments by the Borrower shall be made in full without set-off or counterclaim.

         (b) All payments required to be made under this Agreement shall be made to the Bank free of any taxes, deductions or charges and without set-off or counterclaim, in lawful and freely transferable currency and in funds available to the Bank or at any other place nominated by the Bank. All payments made to the Bank on account of the Loan shall be in the same currency as the Loan shall be provided by the Bank.

         (c) If the Borrower is prevented by law or the operation of law from effecting payment, free of any deduction, taxes, duties, fees, costs or other charges, or from paying, causing to be paid or remitting the same, the payment of Interest under this Agreement shall be increased to such amount as is necessary to yield and remit to the Bank interest at the rate specified in this Agreement after provision for payment of such deduction, taxes, duties, fees, costs or other charges. The Borrower shall, at the request of the Bank, execute and deliver to the Bank such instruments as may be necessary or desirable to give full force and effect to such increase in any Interest Rate.

         (d) In the event that any law or regulation shall be interpreted by any governmental authority charged with the administration thereof to:

               (i) Subject the Bank to any form of tax payable in respect of this Agreement or to any tax with respect to payments of the Principal or the Interest or to change the basis of taxation of payments to the Bank of the Principal or the Interest (except for taxes on the overall income of the Bank); or

               (ii) Impose, modify or deem applicable any reserve requirements over and above those currently prevailing, if any, against assets held by, or deposits on or for the account of, or loans received by the Bank; or

               (iii) Impose, modify or deem applicable any withholding tax against Interest payable by the Bank on deposits or loans received by the Bank other than as applicable as of the Signing Date; or

               (iv) Impose on the Bank any other condition with respect to this Agreement,

               and the result of any of the foregoing shall, in the opinion of the Bank, be to increase the cost to the Bank of proving and maintaining the Loan by an amount which the Bank deems to be material, then, upon demand being made to the Borrower by the Bank, the Borrower shall pay to the Bank that amount which shall compensate the Bank for such additional cost in respect of the Loan. The Bank shall use its best efforts promptly to notify the Borrower of any event which may entitle the Bank to payment pursuant to the preceding sentence but failure by the Bank to give any such notification shall in no way prejudice its rights hereunder. A certificate by a duly authorised officer of the Bank, setting forth the amount of such payment and the basis therefor shall be sent by the Bank to the Borrower and shall, except in the case of manifest error, be prima facie evidence of such amount.

8. In addition to any other payment payable hereunder or otherwise payable by the Borrower to the Bank, the Borrower hereby undertakes and agrees to pay the Bank an Upside Fee in accordance with and subject to the Upside Fee Agreement attached hereto as Appendix B (the "Upside Fee Agreement"); The Upside Fee Agreement shall remain in full force and effect notwithstanding the repayment of the Loan.

9.       (a)   The Borrower hereby undertakes to fulfill all the following preconditions and to furnish to the Bank the following securities, upon or prior to the Effective Date and/or as security for the full and punctual payment of all sums now or hereafter to become due to the Bank by the Borrower:

               (i) A first ranking charge and pledge, unlimited in amount, on the Delta Shares as security for the repayment of the Loan. Such charge and pledge on the Delta Shares shall also apply to any dividend or other distributions paid on account of such shares.

               (ii) The Delta Shares shall be transferred from SLIC to the Borrower at the Closing, including the endorsement of the Share Certificate by SLIC to the Borrower. Concurrent therewith, the Borrower shall deliver the share certificate representing the Delta Shares as endorsed by SLIC to the Borrower to Delta for cancellation and Delta shall issue a new share certificate in the name of the Borrower representing the Delta Shares as held by the Borrower, which shall then be deposited with the Bank. The foregoing shall, for all intents and purposes, be deemed to have taken place and occurred simultaneously and no single event shall have been deemed to occur until the other has occurred.

               (iii) The Borrower shall irrevocably instruct Delta to transfer and hereby agrees that all dividends and distributions on account of the Delta Shares shall be paid solely to the Account.

               (iv) A first ranking charge and pledge, unlimited in amount, on the Account as security for the repayment of the Loan. (the pledges referenced in Section 9 (a) above shall hereinafter be referred to as the "Pledge").

               (v) The Borrower shall deposit and maintain for the term of the Loan, in an account designated by the Bank other than the Account, cash, stocks and debentures tradable without restriction on major stock markets (including the Habas shares owned by the Borrower which are traded on the Tel Aviv Stock Exchange) in net value of at least $5,000,000 (Five Million US Dollars) and they shall at times be free and clear of any liens, charges, encumbrances, pledges or surety. The determination of the value of cash equivalents for the purpose hereof shall be at the sole and independent discretion of the Bank and may be altered from time to time.

               (vi) Mr. Isaac Dabah, passport number xxxx, of xxxx, New York, New York, the Managing Director of the Borrower, shall execute and deliver to the Bank an undertaking letter in the form attached hereto as Appendix C (the "Dabah Letter").

               The fulfilling of such preconditions and the furnishing of all securities shall be deemed a prerequisite for the granting of the Loan by the Bank to the Borrower.

         (b) The full and punctual payment of all sums currently due, or hereafter due and payable to the Bank from the Borrower hereunder, shall be secured by any and all securities given or to be given to the Bank from time to time by the Borrower and/or for the Borrower.

         (c) The Borrower shall execute and deliver to the Bank the Securities Pledge Deed in the form attached hereto as Appendix D (the "Securities Pledge Deed") and the Account Pledge Deed in the form attached hereto as Appendix E (the "Account Pledge Deed").

         (d) The Borrower shall execute and deliver to the Bank the Upside Fee Agreement.

10. The Loan shall be granted by the Bank to the Borrower subject to the occurrence and fulfillment of all the following preconditions by the Borrower, to the satisfaction of the Bank;

         (a) The creation and perfection of the Pledge pursuant to the Securities Pledge Deed and the perfection of the pledge of the Account pursuant to the Account Pledge Deed;

         (b) The market value of the Delta Shares shall not be less than US$27,667,490.5 (Twenty Seven Million Six Hundred and Sixty Seven Thousand Four Hundred and Ninety United States Dollars and Fifty Cents) on the Effective Date.

               The Delta Shares shall be pledged in accordance with Israeli law at the Israeli Registrar of Pledges and in any other manner required pursuant to any other laws applying to the Borrower as pledgor of such shares, and to the shares in the sole discretion of the Bank. Upon the registration of the Delta Shares for trade, they shall be deposited in the Account and secured under the Account Pledge Deed and the Securities Pledge Deed.

         (c) The receipt by the Bank of the Dabah Letter duly executed by Mr. Dabah.

         (d) The receipt by the Bank of a certificate from the Accountants of the Borrower listing all the assets, liabilities and undertakings of the Borrower and representing that the aggregate net assets of the Borrower is not less than $100,000,000 (One Hundred Million United States Dollars).

         (e) The receipt by the Bank of a certificate from the Borrower confirming that the SLIC Agreement attached hereto as Appendix A is a true copy of the original executed agreement and that no other consideration in any form has been paid or undertaken to be paid by the Borrower or its affiliates to SLIC or its affiliates, except as provided in the agreement with SLIC.

         (f) The Borrower shall furnish the Bank with an up-to-date certified copy of its incorporation documents together with a legal opinion in the form attached hereto as Appendix F with respect to the Borrower, confirming that the Delta Shares and the Account have been duly and validly pledged by the Borrower to the Bank, that the Upside Fee Agreement, the Pledge, the Securities Pledge Deed, the Account Pledge Deed, the SLIC and all other Ancillary Agreements are valid, binding and enforceable against the Borrower and that the Dabah Letter is a valid and binding undertaking of Mr. Dabah and enforceable against Mr. Dabah in accordance therewith.

         (g) The receipt by the Bank of irrevocable instructions given by the Borrower to Delta to deposit all the dividends and distributions in connection with Delta Shares in the Account only, such irrevocable instructions to be confirmed and approved by Delta.

         (h) The deposit of the Equity Purchase Price into the Account by the Borrower.

         (i) At the Closing the Bank shall receive from Delta a share certificate in the name of the Borrower, for the Delta Shares, duly executed by the authorized signatories of Delta, in the name of the Borrower (the "Share Certificate"), to be held as collateral and surety for the full and timely repayment of the Loan, the Interest, the Upside Fee and any other payment payable hereunder.

         (j)   The Borrower shall execute in blank and deliver to the Bank 5
               (five) share transfer deeds, in the form attached hereto as Appendix G, for use by the Bank upon the realization of the Pledge.

         (k) The Borrower shall deliver to the Bank the resolution of the Borrower executed by the manager of the Borrower approving this Agreement and all the Ancillary Agreements and all the transactions contemplated hereby, including the receipt of the Loan, the grant of the Pledge and the payment of the upside fee pursuant to the Upside Fee Agreement, in the form satisfactory to the Bank.

11. Upon the occurrence of any one of the events specified below or the occurrence of any event that, in the reasonable opinion of the Bank, and at its sole discretion, may cause or is likely to lead to the occurrence of any one of the events specified below, the Bank will be entitled without thereby prejudicing any other right of the Bank under this Agreement or any Ancillary Agreement, after having provided at least fifteen (15) days advance notice to the Borrower (other than as stipulated in the Securities Pledge Agreement) to declare the outstanding amount of the Loan and any amount owing to the Bank from the Borrower on account of the Loan or in accordance with other liabilities or undertakings of the Borrower to the Bank, in whole or in part, to be immediately due and payable, such declaration to be effective immediately, shall thenceforth become immediately due and repayable to the Bank until the repayment thereof in full:

         (a) In the event any sum due from the Borrower to the Bank on account of the Loan and/or other loan agreements which may be entered into between the Borrower and the Bank is not paid when due, and such sum is not paid within 5 (five) Business Days after receipt by the Borrower of written notice from the Bank with respect thereto; or

         (b) In the event an order shall be made or a resolution passed for the winding up of the Borrower or the shareholders of the Borrower or if events occur which, at the sole discretion of the Bank, may lead to the insolvency, liquidation or dissolution of the Borrower and/or the shareholders and/or the beneficial shareholders of the Borrower; or

         (c) In the event a temporary or permanent receiver, trustee or similar officer is appointed over any of the assets of the Borrower and such appointment is not cancelled within 60 (sixty) days; or

         (d) In the event the Borrower commits an act of bankruptcy; enters into a scheme or arrangement with its creditors; or convenes a meeting for the purpose of entering into a scheme or arrangement with its creditors; petitions a court for the purpose of approving a scheme or arrangement with its creditors; or admits its inability to pay its debts when due and such inability to pay shall continue for a period of 60 (sixty) days and/or immediately if the Borrower is declared bankrupt or is subject to any insolvency, bankruptcy, receivership or composition proceedings; or

         (e) In the event any representation, warranty, statement or opinion made by the Borrower pursuant to this Agreement is or proves to have been incorrect or inaccurate when made, or ceases to be correct and true thereafter for the duration of this Agreement, or the Borrower is in breach of any undertaking, obligation or agreement hereunder; or

         (f) In the event any attachment or garnishee order is levied or enforced against any property or rights of the Borrower or execution proceedings be issued against the Borrower which shall materially affect the ability of the Borrower to meet his liabilities and shall not be discharged within 60 (sixty) days; or

         (g) In the event all or a significant majority of the collateral that secures the Borrower's obligations to the Bank so that the Bank holds collateral, the market value of which is less than 100% of the outstanding Principal of the Loan as a result of it being (i) claimed or seized by a third party; (ii) destroyed;
               (iii) materially diminished in value or liquidity; (iv) becomes non-enforceable; (v) non-realizable in any manner; (vi) nullified; or (vii) revoked; or, in the event of that the market value of the Delta Shares are below the thresholds set forth in, and subject to the provisions of, the Securities Pledge Deed ;

         (h) In the event the Borrower stops payment in the ordinary course of its business, or ceases or threatens to cease all or a substantial part of its operations or transfers or disposes of (otherwise than in the ordinary course of business) all or a substantial part of its assets whether by one or a series of transactions; or

         (i) In the event there is a change in the ownership interest or beneficial ownership interests or the persons with the authority to control the actions of the Borrower without the prior written consent of the Bank, or

         (j) In the event the Borrower consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to another entity without the prior written consent of the Bank, or

         (k) In the event, at any time, dividends or any other distributions made by Delta to the Borrower or the beneficial owners of the Borrower or any of its affiliates on account of or pursuant to their entitlements to the Delta Shares are not paid into the Account, or

         (m) In the event the value of the Deposit, as determined by the Bank, at its sole discretion, decreases or otherwise becomes lower than $5,000,000 (Five Million United States Dollars) and the Borrower does not cure such breach within 30 (thirty) days of the commencement of such breach.

         (n) In the event a criminal or administrative investigation shall be commenced with respect to the external auditing firm of the Borrower, unless the Borrower shall change the said external auditing firm to another external auditing firm that is acceptable to the Bank within a reasonable period of time.

         (o) In the event any event or series of events take place that, at the sole discretion of the Bank, may cause the Borrower to be unable to fulfill its duties or obligations hereunder or to be unable to repay any portion of the Loan, in a timely manner, in accordance herewith.

         (p) In the event of a material adverse change in the financial condition, activities or businesses of the Borrower;

         (q) In the event the aggregate value of the equity of the Borrower, which is free and clear of any lien, pledge, charge or surety shall decrease below $30,000,000 (Thirty Million US Dollars) or the equity of the Borrower shall be less than 50% of the aggregate assets of the Borrower for a period of more than 14 (fourteen) days

         (r) In the event (i) the Delta Shares cease to be freely tradable; or, (ii) of a Delisting Event as a result of the failure of Delta to perform in accordance with the criteria of the relevant market (i.e., NASDAQ or TASE); or, upon the occurrence of two Delisting Events for whatever reason or cause.

               No provision of this Clause 11 shall be construed to derogate any other provisions set forth in this Clause 11 but shall be deemed to be in addition thereto and cumulative thereupon.

12.      The Borrower represents and warrants as follows:

         (a) The Borrower is a limited liability company of good standing duly incorporated, validly existing and in good standing under the laws of the State of Delaware, U.S.A. and has the full power, authority and legal right to assume the indebtedness and other obligations provided for in this Agreement and to perform and observe the terms and provisions thereof, and that this Agreement constitutes the valid, binding and enforceable obligations of the Borrower in accordance with the terms thereof.

         (b) The execution, delivery and performance by the Borrower of this Agreement and of any agreement or instrument referenced herein (the "Ancillary Agreements") including without limitation, the Securities Pledge Agreement, the Account Pledge Agreement and the Stop Loss Agreement, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's incorporation and constitutional documents; or, (ii) any law or any contractual restriction binding on or affecting the Borrower.

         (c) This Agreement, and each Ancillary Agreement, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower according to its terms, and all obligations and liabilities of the Borrower to third parties are and shall be subordinate to the such obligation of the Borrower to the Bank pursuant hereto.

         (d) No authorization or approval (including any exchange control approval) or any other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Ancillary Agreement.

         (e) No charges, pledges or encumbrances, floating or fixed, exist over all or any part of the present or future revenues or assets of the Borrower other than in accordance herewith, and subject to the terms hereof the Delta Shares may be freely sold on the NASDAQ and TASE and are free and clean of any third party rights or claims.

         (f) There is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower.

         (g) To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any Ancillary Agreement in Israel and/or in the State of Delaware, U.S.A., it is not necessary that this Agreement, any Ancillary Agreement or any other document be filed or recorded with any court or other authority in Israel or any stamp or similar tax be paid on or in respect of this Agreement or any Ancillary Agreement. However, in the event that it shall become necessary to submit this Agreement or any Ancillary Agreement to any Israeli court of law or if any other cause or obligation may arise for the payment of stamp duty for this Agreement or any Ancillary Agreement, the Borrower shall bear sole liability for and shall promptly pay any such stamp duty and any fee, fines, penalties or other payment in connection therewith.

         (h) The holders of the direct and indirect ownership interest and beneficial interest in the Borrower and the list of persons who have, directly or indirectly, the authority to direct the actions of the Borrower are as set forth in Appendix H as attached hereto.

         (i) The Equity Purchase Price shall be provided from the equity of the Borrower and no other loans or indebtedness has been or shall be assumed by the Borrower in the financing of the purchase price of the Delta Shares.

         (j) The Delta Shares are and, during the term of the Loan, shall remain duly registered and freely tradable pursuant to an effective registration statement on the TASE or NASDAQ and are not and shall not be subject to any rights of first offer or rights of first refusal or any third party rights other than in favor of the Bank.

13.      (a)   The Bank shall have a lien and/or a first ranking pledge and/or charge on all monies and/or securities and/or claims and/or goods, and other property, assets and/or rights of the Borrower, that shall be held by or maintained in the Account, until payment in full of all amounts due from the Borrower to the Bank hereunder. The provisions of this Clause 13 shall not derogate from the provisions governing the Deposit or the Account.

         (b) The Bank shall have the right to set off from any and all monies and/or securities and/or claims and/or goods, and other property, assets and/or rights of the Borrower, including, without limitation, set off against securities, deposits, foreign currency or savings and any other collateral and the realization thereof that shall be held by or maintained at the Bank, whether the same shall be held directly or indirectly by the Borrower or in any company of which the Borrower is a shareholder, any amounts due or payable hereunder or at the earliest time as they may be from time to time due or payable.

14. The Bank shall be entitled to appropriate and/or to discharge any amount owed by the Borrower pursuant to this Agreement, any amount had or received by the Bank for or on account of the Borrower, notwithstanding that any amount so had or received was intended by the Borrower or any third party to be appropriated for or on account of any other amount.

15. Without derogating from any obligation, undertaking or covenant set forth herein, the Borrower hereby undertakes and covenants as follows:

         (a) At the request of the Bank, the Borrower shall execute and deliver to the Bank such instruments that in the sole opinion of the Bank shall be necessary or desirable in order to give full force and effect to any clause in this Agreement or as may be required by any governmental agency or entity with authority.

         (b) Not to create or have outstanding any charge, pledge or encumbrance, fixed or floating, over any of its present or future reserves or assets without the express written consent of the Bank. Should the Borrower request that the Bank give its consent as per the foregoing, the Bank shall be entitled to require that the Borrower, prior to granting any charge, pledge or encumbrance on any assets of the Bank in favor of any third party, grant the Bank a first ranking perfected charge on such assets and granting such third party a pledge, charge or encumbrance which is secondary and subordinate to the Loan and the first ranking perfected charge of the Bank.

         (c) To furnish to the Bank, within 30 (Thirty) days following the end of each fiscal quarter of the Borrower quarterly (consolidated and reviewed but not audited) financial reports and within 60 (Sixty) days following the end of the fiscal year of the Borrower the annual (consolidated and audited) financial reports of the Borrower.

         (d) Any dividends and other distribution distributed in respect of Delta Shares shall be paid to the Account only and may be applied by the Bank to prepay the Loan and the Interest. The Borrower hereby further agrees to apply any dividend or distribution to repay any portion of the Loan when due or prepayment regardless of whether on the date of the payment of such dividend or distribution, the repayment date for any amount of the Principal, Interest or other payments has occurred. In the event of prepayment by way of applying the dividends received into the Account, no prepayment penalty shall be due or payable.

         (e) The Borrower shall provide to the Bank within five (5) days after the last day of each month a certificate of the Chief Financial Officer of the Borrower listing in detail all of the assets, undertakings and liabilities of the Borrower and denoting the value of each asset, undertaking and liability as of the date thereof.

         (f) The value of the equity of the Borrower as determined in accordance with US Generally Accepted Accounting Principles, shall, at all times, be maintained above and shall not be less than 50% (fifty per cent) of the aggregate value of the assets of the Borrower and in any event shall not be less than $30,000,000 (Thirty Million United States Dollars).

         (h) No Transfer of or change in any ownership or beneficial interest in the Borrower shall be undertaken, executed, granted or performed without the prior written consent of the Bank. "Transfer" shall mean the sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the membership units in the Borrower or any of the economic consequences of ownership of membership units in the Borrower.

         (i) Promptly following the Closing, but in any event, no later than 30 days following the Closing, the Borrower shall cause that the Delta Shares be registered in the name of the Hevrah Le`rishumim Shel Bank Leumi Le`Israel Ltd., (Text in Hebrew), company number 51-009806-4) (the "Registration Agent"), for the benefit of the Borrower and deposited in the Account, when they are free and clear of any liens, pledges, attachments, encumbrances or any third party rights other than in favor of the Bank. For the avoidance of doubt, the parties hereby expressly agree and consent, and notwithstanding anything to the contrary herein or any Ancillary Agreement, the terms of the Securities Pledge Deed shall apply to the Delta Shares as registered in the name of the Borrower and, to equal extent, to the Delta Shares as registered in the name of the Registration Agent on behalf of the Borrower.

16. Should any undertaking of the Borrower contained in this Agreement be contrary to any applicable law, such undertaking shall be severable from all remaining parts of this Agreement and the validity of the remainder shall not be affected.

17. All administrative and legal expenses and all fees, taxes, levies, stamp duties, costs and expenses arising from the granting of Loan and/or the creation of the securities contemplated herein, their drafting, execution and lawful registration in Israel and abroad shall be paid by the Borrower upon the first written demand of the Bank and the Bank shall be entitled to debit the Account for all such amounts. On the Signing Date, the Borrower shall pay the Bank's reasonable legal expenses including any reasonable external advisory fees in an amount which shall not be more than $20,000 (Twenty Thousand US Dollars) plus VAT plus any additional reasonable costs which may be incurred by the Bank for US counsel (to the extent applicable). The Borrower shall pay upon the Signing Date all the fees and commissions agreed to herein with respect to granting the Loan or in any other documents executed by the Borrower in connection with the Account, the Deposit, the Pledge or otherwise, payment of which is due and payable no later than the execution hereof or upon the granting of the Loan.

18. Any waiver on the part of either party hereto in favor of the other party in respect of a previous breach or non-compliance of one or more of such other party's obligations hereunder shall not be deemed to be a justification or excuse for an additional breach or noncompliance of any provision or obligation of the Agreement. The invalidity or unenforceability of any provisions hereof shall not affect or impair the validity or enforceability of any other provisions hereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

19.      (a)   For the purpose of this Agreement, the expression "written" or
               "in writing" shall mean "by letter, facsimile, SWIFT, cable or telex".

         (b) Any demand for payment of any amounts due and payable under this Agreement and any notice in writing required or permitted to be made hereunder shall, if made by letter, be deemed to be sufficiently made if addressed as follows:

               (i) In the case of a demand or notice to the Borrower at the address set forth above; and:
                     GMM Capital LLC
                     Attention: Chief Financial Officer
                     Fax No: 001 (212) 688-8268
                     with a simultaneous copy to:
                     Shiboleth, Yisraeli, Roberts, Zisman & Co.
                     46 Montifiore Street
                     Tel Aviv 65201
                     Fax: 03-7103322
                     Att.: Richard M. Roberts, Adv.

                (ii) In the case of a demand or notice to the Bank, at
                     the address set forth in the preamble hereof.

               and posted to them or served on them personally there or left for them there and in proving such service in case of postage it shall be sufficient to show that the letter containing such demand or notice was properly addressed, stamped and posted by registered airmail for service to be deemed to have been effected within 7 (seven) days after the date of posting.

         (c) Any demand for payment of any amount due and payable under the Agreement and any notice in writing required or permitted to be made hereunder shall, if made by cable, facsimile, SWIFT or telex, be deemed to be sufficiently made if addressed as follows:

                     GMM Capital LLC
                     Attention: Chief Financial Officer
                     Fax No: 001 (212)8268
                     with a copy to:
                     Richard M. Roberts, Adv.
                     46 Montefiore Street
                     Tel Aviv, Israel 65201
                     Fax: 03-7103322

             (ii)    In the case of a demand or notice to the Bank:
                     United Bank Mizrahi Ltd.
                     Corporate Finance Division
                     7 Zabotisnky Street,
                     Ramat Gan, 52520, Israel
                     Fax No.: 972-3-755-9079
                     Attn: Anat Gueta

               and any such facsimile, cable, SWIFT or telex properly addressed and sent shall be deemed to have been received within 12 (twelve) hours after the time of sending.

         (d) The Borrower hereby irrevocably designates, appoints and empowers Mr. Richard M. Roberts, of 46 Montifiore Street, Tel Aviv, Israel, to receive for and on behalf of the Borrower and Mr. Dabah, service of process issued out of the courts of the State of Israel or by or on behalf of the Bank or in any other manner in any legal action or proceedings arising out of or in connection with this Agreement. (Letter of Acceptance of Service of Process is hereby attached as Appendix I).

         (e) If any process agent appointed pursuant to Clause 19(d) (or any successor thereto) shall cease to exist for any reason where process may be served, the Borrower will forthwith appoint another process agent with an office in Israel where process may be served and will forthwith notify the Agent thereof.

         (f) Each of the parties hereto shall be entitled at any time and from time to time to give the other party notice in writing of any change in any of the addresses relating to the party giving such notice, and paragraphs (b) and (c) of this Clause shall be deemed modified by and in accordance with every such notice of change.

20. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel.

21. The parties agree that the Courts of the City of Tel Aviv shall have exclusive jurisdiction over any dispute arising from or in connection with the existence, the interpretation, the performance, enforcement or the termination of this Agreement, but nothing herein contained shall derogate from the right of the Bank to institute, at its sole choice and discretion, proceedings against the Borrower in any other competent courts.

22. This Agreement shall enter into force as of the day and year first above written after having been signed by both parties and shall inure to the benefit of the parties and their permitted successor and assigns; provided, however, that the Borrower shall not be entitled to assign, transfer or otherwise dispose of any of its rights or obligations hereunder without the prior written consent of the Bank. The Borrower hereby gives its consent to the assignment and transfer of its rights and obligations hereunder and under the Ancillary Documents to third parties.

IN WITNESS WHEREOF, the Bank and the Borrower have caused this Agreement to be duly executed at the respective places and on the respective dates below written.

UNITED MIZRAHI BANK LIMITED            GMM Capital LLC

By: /s/ Shmuel Messenbergh             By: : /s/ Isaac Dabah

At:__________________________          At: _____________________________

This 30 day of August, 2005            This 30 day of August, 2005.